Exhibit 99.1

For More Information Contact:
Justine E. Koenigsberg Senior Director, Corporate Communications (617) 349-0271	Daniella M. Lutz Corporate Communications Manager (617) 349-0205

FOR IMMEDIATE RELEASE

TKT REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Cambridge, MA, August 3, 2004 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) reported today consolidated financial results for the three and six months ended June 30, 2004.

Total sales of Replagal™ (agalsidase alfa), TKT’s enzyme replacement therapy for Fabry disease, were approximately $18.1 million for the second quarter of 2004. This represents an increase of 26% over the same period in 2003 and 4% over the $17.4 million in sales that the company had in the first quarter of 2004. For the six months ended June 30, 2004, Replagal sales totaled $35.4 million, compared to sales of $26.6 million for the six months ended June 30, 2003. Net loss for the second quarter of 2004 was $20.2 million, or $0.58 per share, compared to a net loss of $21.0 million, or $0.61 per share, for the same period in 2003. For the six months ended June 30, 2004, the net loss was $34.4 million, or $0.99 per share, compared to $47.0 million, or $1.36 per share in 2003. As of June 30, 2004, TKT had approximately $232.3 million in cash and marketable securities. This amount includes the net proceeds of approximately $90.9 million that TKT received during the second quarter of 2004 from the sale of its 1.25% senior convertible notes due 2011.

Updated 2004 Financial Outlook

TKT expects its total revenue to be approximately $67.0 to $77.0 million in 2004, which represents a decrease from previously reported total revenue guidance of $72.0 to $82.0 million. The company has revised this revenue guidance because it included in its 2004 revenue guidance a $5.0 million milestone payment relating to regulatory approval of Replagal in Japan that the company now expects to receive in early 2005. TKT’s expectation for Replagal sales of $67.0 to $77.0 million in 2004 remains unchanged. TKT expects its net loss to be approximately $70.0 to $75.0, as compared with previous guidance of $55.0 to $65.0. The increase is due to the decrease in anticipated 2004 revenues related to the milestone and increased expenses associated with patent litigation and other anticipated expenses associated with the establishment of contract manufacturing of Dynepo™ (epoetin delta), TKT’s Gene-Activated® erythropoietin product for anemia. The company expects to end the year with approximately $125.0 to $140.0 million in cash.

“We made solid progress during the first half of the year toward our goal of reaching profitability in late 2006. With the prospect of three commercial products in 2006 — Replagal, I2S and Dynepo — we can build a successful business that will bring important therapies to patients,” said Michael J. Astrue, President and Chief Executive Officer of TKT.

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TKT Second Quarter 2004 Results
August 3, 2004

The following is a summary of selected highlights relating to TKT’s commercial and clinical products.

Replagal for Fabry Disease

In June 2004, TKT obtained pricing and reimbursement approval in Australia and commenced commercial launch activities. The company is seeking reimbursement recommendation for Replagal in Canada in the third quarter of 2004 and, if successful, will commence commercial activities in Canada shortly thereafter. Due primarily to an agency reorganization in Japan, TKT believes that the anticipated approval of Replagal in Japan may not occur in 2004 but may be delayed into the first quarter of 2005.

I2S for Hunter Syndrome

I2S received Fast Track designation from the FDA in July 2004. The company is currently conducting a pivotal trial evaluating I2S and top line results are expected in the second quarter of 2005. If the results are positive, TKT expects to submit applications for approval in the U.S. and Europe in the second half of 2005. Based on encouraging research data, TKT also made the decision during the quarter to advance a second program for Hunter syndrome into preclinical development to evaluate direct infusion of enzyme into the central nervous system.

GA-GCB for Gaucher Disease

In April 2004, TKT commenced enrollment in a Phase I/II clinical trial to evaluate GA-GCB, its Gene-Activated® glucocerebrosidase for Gaucher disease. The trial is fully enrolled with 12 patients participating and the company expects to have top line data in the second half of 2005.

Dynepo for Anemia

In August 2004, TKT and Lonza signed an agreement for the contract manufacturing of Dynepo in Europe to support an anticipated commercial launch in late 2005 or early 2006. TKT expects to file an amendment to Dynepo’s product license in Europe in the third quarter of 2005 for the new manufacturing site.

Upcoming Events

TKT will present at several industry related conferences during the third quarter including, the Robert W. Baird Small Cap Conference in New York on August 5, 2004; the Thomas Weisel Healthcare Tailwinds 2004 Conference in Boston, September 8-10, 2004; and the 2004 UBS Global Life Sciences Conference in New York, September 27-30, 2004.

Conference Call and Webcast

In connection with this announcement, TKT will host a conference call and live webcast today, Tuesday, August 3, 2004, at 10:00 a.m. Eastern Time to discuss these results, the company’s financial guidance and the company’s business generally. Participants may access the call by dialing (913) 981-5592. The live webcast may be accessed in the Investor Information section of TKT’s website at www.tktx.com.

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TKT Second Quarter 2004 Results
August 3, 2004

A replay of this conference call will be available for two weeks beginning today, August 3, 2004, at 1:00 p.m. Eastern Time, by dialing (719) 457-0820 and using the access code 771615. A replay of the webcast will be archived on the TKT website in the Investor Information section.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. In addition to its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America. Additional information about TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements including statements regarding TKT’s development of certain products, including Replagal, I2S, GA-GCB and Dynepo, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities will grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations, or at all; whether TKT will be able to complete clinical trials of its products on a timely basis; whether the results of clinical trials will be consistent with the results of earlier clinical trials of the company’s products and warrant submission of applications for regulatory approval for such products to the FDA and equivalent regulatory authorities; whether TKT and its third party manufacturers will be able to manufacture sufficient quantities of TKT’s products to satisfy both clinical trial requirements and commercial demand, if approved; the availability and extent of coverage from third party payors and the timing and receipt of reimbursement approvals for the company’s products; the impact of the company’s anticipated buyout of the minority holdings of its European subsidiary on sales of Replagal and on legal reporting requirements; whether competing products will reduce any market opportunity that may exist; results of litigation; the need for cash; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s quarterly report on Form 10-Q filed May 10, 2004, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

     Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Aventis.

- Consolidated Financial Table To Follow -

TKT Second Quarter 2004 Results
August 3, 2004

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
Product sales	$18,069	$14,384	$35,441	$26,553
License and research revenues	98	30	160	44

	18,167	14,414	35,601	26,597

Operating expenses:
Cost of goods sold	3,284	4,775	5,520	8,276
Research and development	22,310	16,853	42,147	37,835
Intellectual property license expense	—	—	—	1,350
Selling, general and administrative	11,951	9,412	20,909	18,578
Restructuring charge	912	4,957	1,773	8,559

	38,457	35,997	70,349	74,598

Loss from operations before minority interest	(20,290)	(21,583)	(34,748)	(48,001)
Minority interest in net (income)/loss of consolidated subsidiary	33	(33)	32	(336)

Loss from operations after minority interest	(20,257)	(21,616)	(34,716)	(48,337)
Other income, net	47	596	355	1,372

Net loss	$(20,210)	$(21,020)	$(34,361)	$(46,965)

Basic and diluted net loss per share	$(0.58)	$(0.61)	$(0.99)	$(1.36)

Shares used to compute basic and diluted net loss per share	34,654	34,535	34,633	34,543

Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(in thousands)	2004	2003
Cash and marketable securities	$232,309	$180,947
Other current assets	50,094	44,392
Property and equipment, net	64,964	61,908
Other assets	4,858	1,922

Total assets	$352,225	$289,169

Current liabilities	$28,416	$21,149
Long-term liabilities	8,666	9,285
Convertible notes payable	94,000	—
Minority interest	381	413
Total stockholders’ equity	220,762	258,322

Total liabilities and stockholders’ equity	$352,225	$289,169

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